Exhibit p.4

CODE OF ETHICS

This Code of Ethics (the “Code”) of Caspian Capital LP (“Caspian,” the “Firm” or “we”) applies to all our directors, officers and employees, and of any affiliate through which we may provide investment advice (“Access Persons” or “AP”)1 If the characteristics above are not met, the GC/CCO will evaluate the facts and circumstances and shall determine who is an AP.

The Code establishes the ethical and related standards specifically required by Rule 204A-1 of the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act (the “IAA”) and SEC Rule 17j-1 under the Investment Company Act of 1940 (the “ICA”).

We are committed to the highest standards of integrity, honesty, fairness, and trustworthiness in all dealings with our clients and our related activities in addition to full compliance at all times with applicable law. To achieve this, each Access Person must observe the Code standards both in their letter and spirit in all their Caspian activities.

Some of the more important general aspects of this Code are:

•

If you have any question about this Code, such as the meaning of any Code provision or its applicability to you, you should contact our GC/CCO. The GC/CCO may appoint designees to implement or approve certain activities, including appointing the ACG/CO. As such, all references to “Legal & Compliance” shall mean collectively the GC/CCO and the GC/CCO’s designees.

•	If you wish to raise any concern about a Code provision, we encourage you to do so in any of the manners described herein.

•

If you become aware of a violation of this Code, or of any other Caspian policy or of a law applicable to us, you must report the violation. And we encourage you to report possible violations. The Code provides several ways in which you may report, including anonymously.

•	Where this Code prohibits specified types of conduct, it prohibits any form of direct or indirect engagement in the conduct, such as through family members, friends, or other third parties.

•	A violation of this Code can be grounds for disciplinary action, as noted in the introduction to this Manual, including, but not limited to, termination.

•	When the Code refers to a “client” of Caspian, it means any person with whom we have any type of investment advisory or counseling relationship, including any funds we sub-advise.

Any waiver of a Code provision must be obtained in advance and may be granted only by the GC/CCO.

[1]

Under Rule 204A-1 under the Advisers Act, an Access Person is generally any partner, officer, or director of the Firm, and any employee or other supervised person who: (i) has access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding the holdings of any Client; or (ii) is involved in making securities recommendations to Clients or has access to such recommendations that are non-public.

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Caspian has implemented My Compliance Office (“MCO”), a compliance system to centralize and manage mandatory compliance activities and requests (e.g., personal trades, political contributions, etc.). Access Persons will be asked to submit forms, certifications, and acknowledgements electronically using MCO. In the event MCO is not available, Access Persons may manually complete certifications and forms included in the Appendix section of this Code.

Annual Acknowledgement

Each employee must certify annually, in MCO (if MCO is not available, Appendix A), that they have read and understand the Manual and the Code.

A.	Standards of Business Conduct

As an Access Person, you represent Caspian. Your interactions with our clients, sub-advisors, brokers, vendors, and other Caspian business relationships doing business or seeking to do business with Caspian (“Caspian Relationships”), and all other persons must reflect our values and ethics. In all such contacts, it is important to observe certain standards of conduct. You should treat each Caspian Relationship with respect and professionalism. We are also committed to honest and fair dealing with all Caspian Relationships. You should not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

•	At all times, each employee must place the interests of advisory clients first;

•

All personal securities transactions of each AP must be conducted in a manner consistent with this Code to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and

•

No AP should take inappropriate advantage of his or her position at Caspian, by, for example, utilizing confidential or proprietary information of Caspian or an advisory client for the employee’s personal benefit.

B.	Conflicts of Interest

Your business decisions must always be in the best interests of Caspian and our clients. Avoid any business, financial, or other relationship that might conflict with those interests or create an appearance of conflict. Avoid situations that could compromise your independent judgment, but if a problem arises, handle it forthrightly and honorably. Following is a list of areas where conflicts are probably most likely to arise, and our policies regarding those areas.

As part of every Caspian employee’s ongoing employment responsibility, employees must disclose to Caspian any interest they may have in any entity that is not affiliated with Caspian or otherwise has a known business relationship with Caspian (e.g., a joint venture or partnership etc.). Disclosure in this area should be timely so that Caspian may consider the matter and take any action senior management deems necessary and appropriate. It is recognized, however, that Caspian has business relationships with many companies and that a relatively small interest in publicly traded securities of such organizations does not necessarily give rise to a conflict of interest. To monitor this area and ensure that no inappropriate relationship exists, Caspian adopted the “Questionnaire on Conflicts of Interest” (Attached as Appendix B).

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C.	Outside Business Activities and Conflicts

We and our clients expect our employees to devote all or substantially all of their professional time and efforts to Caspian.

Access Persons must seek the approval of the GC/CCO or his or her designee via MCO prior to engaging in business activities outside the scope of his or her employment with Caspian (an “Outside Business Activity” or “OBA”). This includes the following:

•	Investment-related activities,

•	Activities that provide a financial benefit,

•	Activities that involve a substantial amount of the AP’s professional time, and

•	Board or trustee relationships (or similar control relationships).

As it relates to the OBA, the AP will need to provide information about: (i) the nature of the outside business activities; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities. Authorization will be based on the determination that the outside business activity does not present a conflict with Caspian’s activities. If MCO is not available, a form of such a request is contained in Appendix C attached hereto.

Access Persons should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations, provided such activities are not as director, trustee (or similar); investment related; or involve some form of financial benefit and/or a substantial amount of the Access Person’s professional time.

Access Persons will need to affirm annually all outside business activities via MCO. If MCO is not available, an outside activity disclosure form is contained in Appendix D attached hereto.

It could also be a conflict if an Immediate Family Member is involved in a business that may conflict with Caspian or Caspian clients’ interests (e.g., your spouse works for a counterparty with which we trade or immediate family relationship with “insiders” of publicly traded companies, other investment advisers or broker/dealers). You must report all such relationships to Legal & Compliance via MCO or the form in Appendix B if MCO is not available.

The Firm will maintain records of requests, approvals, and activities of all Access Persons as related to these outside activities.

a.	Financial Relationships

If you or an immediate family member has a “Financial Relationship” (defined below) with a Caspian Relationship (defined above), that relationship could conflict with the interests of Caspian or our clients or create an appearance of impropriety. By “Financial Relationship,” we mean an

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equity or other investment (but not an investment in publicly traded securities that does not represent more than 1% of such securities or more than 25% of your gross income), a loan or loan guarantee, receipt of services, or any other financial benefit. You may maintain the Financial Relationship only with the prior written approval of Legal & Compliance. Requests must be made via MCO or Appendix E if MCO is not available. On a quarterly basis, the AP will affirm the reported Financial Relationships via MCO or in Appendix B if not available in MCO.

b.	Caspian Business Opportunities

You must never take for yourself a business opportunity that belongs to us or our clients, such as an investment with a limited supply.

D.	Gifts and Entertainment

Gifts, favors, entertainment, and other such inducements may be attempts to obtain favorable treatment. Accepting such inducements could raise doubts about your ability to make independent business judgments and our commitment to treating clients fairly. Note that certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

As an initial matter, this policy distinguishes between “gifts” and “entertainment.” Gifts are items (or services) of value that a third party provides to you (or you to them) where there is no business communication involved in the enjoyment of the gift. Examples of gifts include: flowers sent for a special occasion, fruits and candies sent around the holidays, tickets to a ball game for you and your child. Entertainment, on the other hand, contemplates that the giver of the item of value participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships with Caspian. Entertainment that does not further Caspian’s interest is not appropriate.

In order to determine whether an item given or received is a gift or entertainment, it is necessary to evaluate the participation of the individual who offered the item of value. Thus, a particular item could be either a gift or entertainment depending upon the facts and circumstances. Using an example described above, tickets to a ball game that were given to you would be considered a gift, if the use of those tickets was limited to you and your child. However, if you went to the game with the person who gave you the tickets, this would be classified as entertainment. It is expected that gifts will be infrequently offered and/or accepted and only in special circumstances.

You may accept or give gifts or entertainment, such as promotional items and business meals with a value of $300 or less, if they are in line with accepted business practices, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge thereof would not embarrass you or us. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis.

However, all gifts received of $300 or more must be reported to Legal & Compliance, who will determine if the gift may be kept, returned, distributed to the entire Firm, or given to charity. Use the form in Appendix F for such notification. Solicitation of gifts is prohibited.

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You may never accept cash (or cash equivalents, such as gift cards). You may not benefit personally from any Caspian activity, such as an investment by us for a client, our selection or use of a firm as a broker or counterparty for client transactions, or our purchase of goods or services.

Gifts and entertainment for current or prospective Caspian Relationships should be consistent with customary business practices. They must be avoided where they might compromise our integrity (e.g., where they might be viewed as intended to obtain business from prospective clients). You should limit business-related gifts to items having a nominal value.

You may pay for or accept entertainment that is valued at $300 or less in connection with your Caspian activities, such as an occasional meal or entertainment. If you are invited to a meeting or special event (e.g., a pro-am golf tournament), which involves similar offers to large numbers of people from the same type of business, you may attend only with prior Legal & Compliance approval. Entertainment with a value of $300 or greater requires pre-approval by Legal & Compliance.

In addition, unless approved by Legal & Compliance, you are prohibited from giving or receiving gifts or entertainment in excess of $^600 per individual per calendar year from any single giver/provider where such payment is in relation to the business of Caspian.

c.	Charitable Donations

Charitable donations made at the request of a Client or potential Client must be pre-approved by Legal & Compliance. Such donations must not give rise to a conflict of interest, pose a regulatory risk, constitute an improper inducement, and the donation is not intended or designed to result in a direct tangible benefit to the requestor.

d.	Gifts to U.S. Government Officials

No gifts, meals, or entertainment of any value may be provided to government officials or their immediate family members by Caspian or any Access Person without the prior written approval of the GC/CCO. Pre-approval must be obtained via MCO or Appendix D if MCO is not available.

e.	Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”), which is also addressed in the Anti-Corruption Policy and Procedures herein, establishes severe penalties for persons and companies found to have given improper gifts to foreign officials. Neither Caspian, nor any Access Person or agent of Caspian, may make, or offer to make, any payment, or give or offer to give, any gift or item of value, or provide remuneration, entertainment or other benefit to any foreign official except those involving the direct payment of nondiscretionary routine government actions. Examples of acceptable nondiscretionary routine government actions include, but are not limited to, the issuance of permits, and licenses or documents which allow one to do business in a foreign country. Before making any payment or providing anything of value to a foreign official, other than the routine processing of payments, all Access Persons must obtain pre-approval from the GC/CCO for payments, gifts, and/or contributions to foreign officials to avoid violating the FCPA (See more on this topic below). Pre-approval must be obtained via MCO or Appendix D if MCO is not available.

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f.	Gifts to Union Personnel

Investment managers that entertain union personnel, including those associated with pension plans (e.g., during marketing or otherwise) may be required to file reports on Department of Labor (“DOL”) Form LM-10. Reportable benefits include the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes that exceed $250. The reports are to be filed with the DOL within 90 days after the end of the Firm’s fiscal year. Due to these requirements, Access Persons must obtain approval of the GC/CCO before providing gifts or entertainment to union personnel via MCO or Appendix D if MCO is not available.

g.	Gifts from ERISA Plan Related Parties

Section 406(b)(3) of Employee Retirement Income Securities Act of 1974, as amended (“ERISA”), makes it unlawful for an ERISA plan fiduciary to receive any consideration for their own personal account from any party dealing with such a plan in connection with a transaction involving the assets of the plan. The DOL treats gifts and entertainment as “not substantial” if the annual aggregate value to any single person is less than $250. Due to these requirements, Access Persons must pre-clear any consideration received from or provided to a party dealing with an ERISA plan to the GC/CCO via MCO or Appendix D if MCO is not available.

h.	Foreign Corrupt Practices Act

As noted in Section D above, no payments of Caspian money, gifts, services, entertainment or anything else of value may be offered or made available in any amount to any government official or employee including representatives of sovereign funds or government pension plans. Such payments or offers are not legal in the U.S. and should not be made in other countries even if legal there, if they violate U.S. law (notably the FCPA), regardless of the nationality of the recipient. The FCPA applies to us and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining, or directing business. Please see “Anti-Corruption Policy and Procedures.

i.	Bribery and Rebates

We forbid bribery in any form in all our business dealings. No Caspian assets may be used for any bribe, kickback, or other unlawful payment anywhere in the world or under any circumstances. The purchase or sale of goods and services on our behalf must not lead to Access Persons receiving personal kickbacks or rebates, which can take many forms and are not limited to direct cash payments. In general, neither you nor your family may stand to gain personally from a Caspian transaction in which you are involved.

j.	Compliance with Applicable Securities and Related Laws

We strive to comply fully with all securities and other laws applicable to us. You must always comply with the letter and spirit of those laws in all your activities. You should become knowledgeable about the securities laws related to your job responsibilities and be generally familiar with the securities laws applicable to us.

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k.	Quarterly Certifications

On a quarterly basis, every Caspian employee will be required to certify their compliance with this policy by completing a quarterly certification and report in MCO or the form in “Quarterly Report on Gifts and Entertainment.”

E.	Anti-Fraud

You may not engage, directly or indirectly, in fraudulent conduct in the purchase or sale of a security held or to be acquired by a client (including a mutual fund client), including employing any device, scheme, or artifice to defraud the client; making any untrue statement of a material fact to the client or omitting to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or engaging in any manipulative practice with respect to the client.

F.	Insider Trading

a.	Introduction

The prohibitions against insider trading set forth in the federal securities laws, play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence is not in any way compromised. Consistent with these principles, Caspian forbids any employee from (i) trading securities of an issuer, either for any Caspian Client account or any account in which an employee has a beneficial interest (as defined in Caspian’s “Code of Conduct”), if that employee is “aware” of material and nonpublic information concerning an issuer; or (ii) communicating material and nonpublic information to others in violation of the law.2 This conduct is frequently referred to as “insider” trading. This policy applies to every employee and extends to activities within and outside of each employee’s duties at Caspian. Every employee must read and retain this policy as part of their personal file. Any questions regarding this policy should be referred to the GC/CCO.

[2]

Rule 10b5-1 provides that, for purposes of insider trading, a person trades “on the basis of” material nonpublic information if a trader is “aware” of material nonpublic information when making the purchase or sale. The Rule sets forth several affirmative defenses or exceptions to liability and permit individuals to trade in certain limited circumstances if it can be clearly shown that the information they are aware of is not a factor in the decision to trade. Examples of such factors would be trades effected pursuant to a pre-existing plan, a binding contract or instruction made by the employee in good faith prior to becoming aware of the information in question. Caspian’s policy in this area, however, is to prohibit all such trades unless specific prior notice is given to and approval is received from the GC/CCO.

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The term insider trading is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to trading in securities on the basis of material and nonpublic information (whether or not the person trading is an insider). A person is deemed to trade “on the basis of” material nonpublic information (either “material nonpublic information” or “MNPI”) if that person is aware of material nonpublic information when making the purchase or sale. While the law concerning insider trading is not stagnant, it is generally understood that the law prohibits trading by an insider on the basis of material nonpublic information about the security or issuer. Accordingly, in order to be held liable under the law as an insider, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively to the issuer of that security or the shareholder of that issuer, or to any other person who is the source of the material nonpublic information . The law also prohibits the communication of inside information to others and provides for penalties and punitive damages against the “tipper” even if he/she does not gain personally from the communication.

The elements of insider trading and the penalties for such unlawful conduct is discussed below. If, after reviewing this policy, you have any questions concerning this matter you should consult with GC & CCO.

Who is an insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (including Caspian) and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is material?

Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, issues concerning a company’s assets, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in the 1987 Carpenter v. U.S. case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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What is nonpublic?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. Caspian employees should seek specific guidance from the GC/CCO in situations where information concerning an issuer or its affiliated entities (e.g. subsidiaries), may not have been made available to the investment community as a whole but was made available to a group of institutional investors.

b.	Penalties

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);

•	felony convictions which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.

c.	Procedures

If you believe you may have material nonpublic information, you should take the following steps:

•	Report the matter immediately to the GC & CCO;

•	Do not purchase or sell any “security” of the issuer on behalf of any Client account, yourself or others; and

•	Do not communicate the information to anyone either inside or outside of Caspian except the GC & CCO.

After the GC & CCO has reviewed the matter, you will be instructed to either continue the prohibition against trading and further communication or be given permission to trade the security and communicate freely the information in question. 3

[3]

It is recognized that Caspian regularly enters into confidentiality agreements with third parties through which employees of Caspian receive non-public information — usually as part of Caspian’s consideration of non-security investments (e.g., private bank debt etc.) or participation on a creditors committee. In these instances, appropriate controls are implemented which include placing the issuer on Caspian’s Restricted List.

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d.	Restrictions

As indicated above, information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Caspian other than those on a “need to know” basis (e.g., those employees that are supervising or assisting you or Legal & Compliance), except as provided in paragraph (a) above. In addition, care should be taken so that such information is secure. For example, files containing material and nonpublic information should be sealed or locked; access to computer files containing material and nonpublic information should be restricted. As a general matter, materials containing such information should not be removed from Caspian’s premises and if they are, extraordinary measures should be taken to protect the materials from loss or content disclosure. Legal & Compliance shall place the names of issuers on Caspian’s Restricted List as appropriate and maintain the list in accordance with Caspian’s compliance policies in these areas.

Caspian has determined that it will maintain a Restricted List under the supervision of the GC & CCO. A security may be placed on the Restricted List for a number of reasons; therefore, no inferences should be drawn concerning a company or its securities because of its inclusion on the Restricted List. The Restricted List shall, as appropriate, list the names of issuers:

•	when a Caspian employee serves on an official creditors committee;

•

when Caspian has received or expects to receive non-public investment related information concerning an issuer. This receipt of private information usually occurs as part of Caspian’s consideration of bank debt investments and other types of sophisticated private investments;

•	with which Caspian may have significant affiliations through directorships or otherwise (as the GC & CCO determines appropriate);

•	Caspian has contractually agreed not to trade (e.g., pursuant to “lock up” provisions);

•	when Caspian’s position in a regulated entity is approaching regulatory limits or securities filing thresholds (e.g., 5% of the equity of a bank holding company); and

•	as the GC & CCO may determine to add to the list.

In addition, the GC/CCO may place an issuer on the Restricted List when Caspian seeks to avoid even the appearance that it could misuse information. Personnel of Caspian may not communicate an investment opinion or recommendation regarding a particular security to any third party, including the public, through various media channels without prior approval from the GC & CCO.

No employee may purchase or sell, directly or indirectly, for an Affiliated Account or any other account in which an employee has a Beneficial Ownership Interest, the securities of any issuer currently listed on Caspian’s Restricted List. No portfolio manager or trader may trade for the benefit of any Caspian Client account (including any fund) in any securities of an issuer currently listed on the Restricted List. Caspian employees must be familiar with and review as necessary, Caspian’s Restricted List and other related compliance policies (e.g., Code of Ethics, Inside Information Policy, etc.) before completing any securities trade.

As part of its investment consideration in certain types of “non-security” instruments (e.g., bank debt instruments, etc.), Caspian often enters into confidentiality agreements with third parties

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(e.g., syndicate members or other primary lenders). Those agreements sometimes specifically restrict Caspian’s investment activity in identified issuers (e.g., contractually prohibit trading in any security of the issuer and certain affiliates), but usually simply raise the possibility that non-public information may be conveyed to the recipient and seek an acknowledgement of that understanding — the issue of “materiality” and an ultimate determination as to whether the information provided rises to the level of “inside information” is normally left to the recipient to determine.4 Many issuers, their agents, or other counterparties specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment related information via internet-based services (e.g., IntraLinks). To ensure that we comply with contractual restrictions and in order to ensure timely notification in this area, Legal & Compliance must be notified immediately upon entering into any such confidentiality agreements and, upon request, be provided with a copy of that agreement.

As discussed above, Legal & Compliance, under the direct supervision of the GC/CCO, shall maintain Caspian’s Restricted List and related files. The GC/CCO or his or her designee shall have sole authority to add or remove an issuer from the Restricted List. No employee who receives the Restricted List shall disclose to any other person the securities or issuers listed on the Restricted List, except as the GC/CCO may approve.

e.	Front-Running

Securities laws generally prohibit the “front-running” of a securities transaction made by us for a client or on our own behalf, and we as a company strictly prohibit this conduct. Front-running is taking a long or short position in a security with knowledge that the position or a similar position will soon be taken by us for itself or a client. The effect of the front-running transaction is to take advantage of material nonpublic information that can reasonably be expected to have an immediate and favorable impact on the front-running position. Front-running can increase the cost, or decrease the selling price, of the position to the client.

G.	Ad Hoc Group and Steerco Policy

From time to time, Caspian may desire to participate in an “ad hoc” or informal creditor group (“Ad Hoc Group”), and potentially also a steering or negotiating group thereof (“Steerco”), in connection with Caspian’s investments. Caspian considers itself part of an Ad Hoc Group if it:

(i)	Has signed an engagement letter with a financial advisor and/or legal counsel acting on behalf of the Ad Hoc Group (either of which, an “Advisor”) regarding a potential transaction;

(ii)	Is participating in meetings or calls that have been organized by an Advisor or member of the Ad Hoc Group regarding a potential transaction with the company; or

[4]

Notwithstanding the fact that third-party information providers normally avoid any formal representation concerning the question of materiality, their input can greatly assist Caspian with its case-by-case determination in this area.

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(iii)	Is otherwise receiving updates and communications from the Advisor or other members of the Ad Hoc Group regarding a potential transaction with the company.

Employees shall notify Compliance of Caspian’s participation in the Ad Hoc Group and:

(i)	Identify the Advisors who have been engaged to represent the Ad Hoc Group;

(ii)	Provide any written documentation evidencing the formation of the Ad Hoc Group (e.g., cooperation agreement) and/or the engagement of an Advisor; and

(iii)

Notify Compliance of any known non-disclosure agreements (“NDAs”) entered into by an Advisor or other party on behalf of the Ad Hoc Group with the company. To the extent that Caspian has been provided copies of such NDAs, Employees shall provide them to Compliance.

Prior to joining an Ad Hoc Group, it is important to determine whether participation will involve any restrictions on trading.

If Caspian plans to be restricted in connection with participation in the Ad Hoc Group, including through the entry into an NDA with the company, it will add the company to its Restricted List and the firm’s policies and procedures associated with its maintenance of the Restricted List will thereafter control.

If Caspian seeks to remain unrestricted after it becomes a member of an Ad Hoc Group, it will take steps to mitigate the risk of receiving material nonpublic information (“MNPI”) due to an Advisor’s or another Ad Hoc Group member’s potential access to confidential company information including by:

(i)	Requesting and receiving confirmation in writing from the Advisor that it will not provide Caspian with confidential company information and/or MNPI, with the communication copying Compliance;

(ii)	In consultation with Compliance, performing and documenting due diligence on the Advisor’s processes, policies, and/or procedures for the handling of confidential company information and/or MNPI; and

(iii)	Implementing other appropriate measures that Caspian determines may be necessary given the facts and circumstances of the Ad Hoc Group’s work.

To the extent Caspian is on a Steerco, Compliance will consider additional measures, including (a) targeted chaperoning of Steerco meetings or (b) confirming that legal counsel to the Ad Hoc Group is a participant in the Steerco meetings.

H.	Procedures Governing Contacts with Company Management

a.	Introduction

To assist Caspian in its efforts to ensure the proper identification, treatment, and handling of material nonpublic investment related information, Caspian has implemented this supplement to Caspian’s Inside Information Policy and Procedure.

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b.	Officers, Directors, and Employees of Publicly Traded Companies or Private Companies with Private or Registered Bond

Caspian and its employees may communicate with a company’s investor relations personnel and company management as part of its research efforts. In conjunction with investment research efforts, employees may come into contact with these persons directly or during events organized by brokers, bankers, or others. Caspian may also communicate with store, district, or regional managers of public companies, visit facilities, and speak with employees, sales persons or other representatives of a company, and speak with individuals outside the company, such as customers, vendors or suppliers, former executives, and employees or employees of a competitor in order to piece together a mosaic of information that will inform its investment thesis. Caspian may make investment decisions based on conclusions formed through such contacts and the analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Caspian employee becomes aware of material, nonpublic information . This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst. In such situation, Compliance should be contacted if an employee believes that he/she has received MNPI.

If it is determined that an employee did receive MNPI, the company that disclosed the MNPI may have a Regulation FD filing obligation. Regulation FD prohibits public companies from selectively disclosing MNPI to analysts, institutional investors, and others without concurrently making widespread public disclosure. The rule reflects the SEC’s view that investors should have simultaneous access to a company’s material disclosures. Under Regulation FD, whenever public companies, or certain persons acting on their behalf disclose MNPI to certain enumerated persons, the company must disclose that information to the public. The company must make the public disclosure (i) simultaneously, in the case of intentional disclosures, or (ii) promptly afterwards, in the case of unintentional disclosures.

If there is a significant or increased risk that MNPI could be discussed during a call or meeting with public company personnel (e.g., in the days leading up to a scheduled earnings release), then the GC/CCO may choose to participate in the call or meeting for the purpose of ensuring that Caspian does not receive MNPI. Employees who become aware of any potential circumstances that cause such a significant or increased risk must inform the GC/CCO prior to any call or meeting with any such public company personnel to allow the GC/CCO an opportunity to evaluate the risk and determine whether to participate in the call or meeting.

c.	Preexisting Personal or Professional Relationship

In addition, if there is a preexisting personal or professional relationship between the participating Caspian employee and the public company contact, this should be reported to the GC/CCO and added vigilance might be called for (e.g., if the public company contact is a close relative of the employee). This protocol is not expected to be used during most meetings or conversations with public company personnel in the ordinary course of business.

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d.	Corporate Access

In addition to Caspian reaching out directly to companies, contact can be arranged through “Corporate Access.” Corporate Access generally refers to the practice of brokers arranging meetings between investors and corporate management, often at the CEO or CFO level but sometimes with companies’ Investor Relations personnel. These meetings can, for the most part, be divided into three categories:

1) Investor conferences. The broadest and most public interactions are investor conferences, in which corporate management is invited to make presentations to a large number of analysts and investors.

2) Smaller group meetings. Smaller group meetings are typically arranged by broker-dealers for a select group of investor clients, perhaps as part of a targeted investment strategy or a tour of a specific geographic region.

3) One-on-one meetings. Brokers facilitate one-on-one meetings between investors and corporate management, which can take place at the investors’ offices, on site at the company, or at “breakout” sessions at conferences.

Caspian may participate in Corporate Access meetings. In the event that Caspian does participate in Corporate Access meetings, it is Caspian’s policy to not pay any party, including any broker or the company, for facilitating these meetings. Legal & Compliance should be notified of any request for payment, reimbursement, or compensation for the facilitation of Corporate Access meetings.

e.	Procedures

When contacting employees of public companies or private companies with outstanding securities for the purpose of conducting research, Caspian investment professionals should:

1) confirm in any introductory email, or any email to arrange a call or in person meeting, that you are an employee of an investment adviser who trades in the securities markets and that you wish to remain on the public side and not receive any MNPI; and

2) restate the above when you are in any in person meeting and/or on a call.

In some instances, companies may seek to share material, nonpublic information with Caspian by asking Caspian or the funds advised by the Firm to enter into a confidentiality agreement. No employee may sign such an agreement without the prior approval of the GC/CCO or his or her designee.

f.	UK: Insider Dealing and Improper Disclosure Under U.K. Law

Like the SEC, the FCA is likely to continue to scrutinize Corporate Access from an insider trading perspective. However, the U.K.’s insider dealing laws often implicate a broader set of conduct than Rule 10b-5, investors must take extra care when meeting with management from U.K.-listed companies. Unlike in the United States, breach of duty is not an element of insider dealing in the U.K. As a result, analysts who ask overly probing questions could arguably be viewed as “encouraging” management to provide inside information in violation of U.K. law, even if

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management is not being offered any personal benefit as an incentive to violate their fiduciary obligations. While U.S. law requires proof of recklessness for a civil insider trading violation, the required mental state for U.K. insider dealing is mere negligence.

Employees should seek direction from the GC/CCO if they have any questions regarding the above

I.	Third Party Investment Consultants/Expert Networks

In order to assist Caspian in its efforts to ensure the proper use of material nonpublic investment-related information, Caspian has implemented this supplement to Caspian’s Inside Information Policy and Procedure. More specifically, at times Caspian employees may seek information and advice from industry experts such as third party research firms, expert networks, consultants, analysts, or other companies that introduce such individuals (collectively “Investment Consultants”) to assist Caspian with its own research and due diligence efforts (the “Services”). Because the use of such Investment Consultants raises distinct issues under our Inside Information Policy and Procedures, we are adopting the following supplemental procedures to address Caspian’s use of these Services:

•	The use of any Investment Consultant requires the prior written approval of Legal & Compliance;

•	At the onset of every engagement, third-party investment/expert network consultants are informed that Caspian does not want to receive material nonpublic information;

•	Any request to use an Investment Consultant who currently works (or within the prior six months has worked) for a public company, will require the prior specific approval of the GC/CCO;

•

Caspian employees will not share information or discuss an issuer with an Investment Consultant if the Investment Consultant worked at the issuer or any of its affiliates within the 12 months prior to the discussion, unless approved in advance by the GC/CCO;

•

At the beginning of any discussion with an Investment Consultant, Caspian employees will disclose that they are employed by an investment adviser and that the information provided may be used in making investment decisions;

•

A log will be maintained of the discussions with Investment Consultants listing their names, the date of each discussion, the Investment Consultant’s current affiliation, and the general subject matter of each discussion/communication; and

•	If you believe that you may have received material, nonpublic information in the course of a discussion with a consultant, you should report this immediately to the GC/CCO.

J.	Market Manipulation and the Intentional Spreading of False or Misleading Information Policy and Procedures

The prohibitions against market manipulation and the intentional spreading of false or misleading information (e.g., false rumors) set forth in the federal securities laws play an essential role in

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maintaining the fairness, health and integrity of our markets.5 These laws also establish fundamental standards of business conduct that govern our daily activities. Consistent with these principles, Caspian forbids any employee from (i) intentionally manipulating or attempting to manipulate the market including the price of securities; or (ii) intentionally spreading false rumors of any kind about a company and its officers, directors or key employees.6

Every employee must read this policy and direct any questions they may have concerning its meaning or application to Legal & Compliance.

What is market manipulation?

Market manipulation describes a deliberate attempt to interfere with the free and fair operation of the market and create artificial, false, or misleading appearances with respect to the price of, or market for, a stock, commodity, or currency (collectively, “Stock” or “Shares”). This is typically done either by spreading false or misleading information in order to influence others to trade in a particular way, or by using buy and sell orders deliberately to affect prices or turnover, in order to create an opportunity for profit.

Examples of market manipulation include but are not limited to:

Price Manipulation

Price manipulation involves placing buy or sell orders (or both) into the market in order to change or maintain the price of a Stock. The motives for attempting to do this vary and may include the following:

•	To increase the value of a position in the Stock for accounting or portfolio valuation purposes;

•	To enable the “manipulator” to issue new shares of the Stock at a higher price; or

•	To cause such a price rise that other investors are attracted to the Stock, creating additional demand and higher prices that the manipulator can sell into.

[5]

NYSE Rule 435(5) prohibits the circulation of false and misleading rumors “of a sensational character which might reasonably be expected to affect market conditions”; FINRA Rule 5120(e) prohibits the circulation of any information which is false or misleading or which would improperly influence the market price of a security; and SEC Rule 10b-5 applies to false or misleading rumors that may be considered manipulative.

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This policy is primarily designed to address intentional acts of spreading false rumors about a publicly traded company, however, it is Caspian’s policy that the spreading of false rumors concerning any entity is prohibited and against Caspian’s high standards of fair dealing and ethical business practices.

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Wash Trades

A wash trade is a trade in which there is no change in the beneficial ownership of the securities—the buyer is either also the seller or is associated with the seller. A pre-arranged trade involves two parties trading on the basis that the transaction will be reversed later, or under an arrangement that removes the risk of ownership from the buyer. “Pooling or churning” can involve wash sales or pre-arranged trades executed in order to give an impression of active trading, and therefore investor interest in the stock.

False or Misleading Information

Companies and investors might be tempted to re-release information or present information in an over-optimistic manner, in order to generate interest in the company’s securities or help a flagging stock price. In some cases this includes unrealistic, unsubstantiated or incorrect data, projections or evaluations and takeover rumors. Unscrupulous investors may also generate interest in a stock by way of internet chat rooms or other mechanisms to affect the price of shares. When the perpetrators use the demand generated by the false information they have spread to sell their own shares, the operation is known as “hype and dump.”

Capping and Pegging

This involves activity on both the stock market and the derivatives market. A trader writes an option, which obliges the trader to sell to (in the case of a call option) or buy from (in the case of a put option) the option holder a specified number of shares at a specified price. The trader then trades in the shares covered by the option in order to affect the share price in a direction that will make the option unprofitable to exercise.

Warehousing

Sometimes securities are “warehoused” or “parked” in the name of one person or company with an arrangement to sell to, or vote at the direction of, another person or company. This may breach applicable laws and regulations (e.g., the federal securities laws).

Bear Raid

Attempting to push the price of a Stock down by heavy selling or short selling.

Shadow Trading

Trading the securities of a public company that was not the direct subject of the MNPI learned by an individual trading the public company’s securities, but whose stock price allegedly was affected by a spillover impact from the information learned regarding a different company that was the direct subject of the MNPI.

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The foregoing market-manipulation concerns are mitigated through the following:

a.	Reporting Obligation

Any Caspian employee (and, in particular, Covered Persons such as traders and analysts) that knows of, or reasonably suspects, a violation of this policy, its procedures or applicable law (e.g., suspects that another employee, affiliate or third party broker-dealer has engaged in the spreading of false or misleading rumors or any form of market manipulation), must immediately report the matter to Legal & Compliance. Employees are strictly prohibited from attempting to personally address any inquiries or comments pertaining to false or misleading rumors (e.g., from Clients, the press or external members of the broker-dealer community) and should not comment in any way concerning such false or misleading rumors.

At this time, Caspian is unable to monitor or block all forms of electronic communication (e.g., the activity of its personnel on internet chat rooms or message boards). Accordingly, employees are strictly prohibited from using Caspian computers (or otherwise accessing during business hours) to participate in internet chat rooms, or to place messages on internet message boards. Please also see Caspian’s Social Media Policy.

b.	Training

As noted above, Caspian has implemented various policies and procedures it deems necessary and appropriate to manage compliance risks in this area. An important part of any effective compliance program must include employee education and monitoring. Accordingly, Caspian’s Compliance Department in conjunction with senior management will conduct employee training at the time of hire and periodically thereafter and implement an appropriate email surveillance program.

c.	Penalties

Penalties for market manipulation and the malicious spreading of false or misleading information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions against the employee (and possibly Caspian);

•	disgorgement of profits (if any);

•	punitive damages against the employee (e.g., civil fines);

•	felony convictions which include possible jail sentences; and

•	possible fines and sanctions against Caspian or other controlling person in the event that it was determined a failure to supervise occurred.

While compliance with the provisions of the Code (including this policy) is anticipated, employees should be aware that in response to any violations, Caspian shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. Given the nature of this policy, an intentional violation of this policy would likely result in severe punishment and in more serious cases, employee suspension or termination.

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K.	Personal Securities Transactions

We are subject to specific SEC requirements regarding the personal trading of securities by Access Persons. Thus, this Code contains reporting and other requirements for these individuals. We have also established various additional requirements, as set forth below, relating to personal trading of securities.

This Policy includes a general prohibition on personal trading. If you have any questions as to whether a personal securities transaction is appropriate, you should start with the assumption it is prohibited. Unless a provision of this policy creates an exception, you must forego the trade.

a.	General

Access Persons must send Legal & Compliance both “transaction” and “holdings” reports with respect to their “reportable securities.” These are securities in which APs have a “beneficial ownership interest,” other than “exempt securities.” You also must obtain the prior written approval of Legal & Compliance of any purchase of a security in a “private offering.” See the definitions of the quoted terms below.

b.	Definitions

•

An Access Person (also “AP”) is someone who provides investment advice on our behalf and is subject to our supervision and control and who (a) has access to nonpublic information about our purchase or sale of securities for any client or about the portfolio holdings of any “Investment Fund” (see below) managed by us, (b) is involved in making securities recommendations for Caspian clients, or (c) has access to such recommendations that are nonpublic.

•

Exempted Securities are (a) an interest in a money market fund, (b) an interest in an open-end mutual fund (other than a mutual fund managed by us), (c) an interest in a unit investment trust that invests exclusively in open-end mutual funds not managed by us, (d) a direct obligation of the U.S. government, (e) a bank certificate of deposit, (f) a banker’s acceptance, (g) commercial paper, (h) a high quality short-term debt instrument, (i) a repurchase agreement, (j) direct real estate investments, (k) broad-based exchange-traded funds (“Broad-Based ETFs” (as defined below)) and/or options on underlying Broad Based ETFs, (l) mutual funds and ETFs that invest exclusively in cryptocurrencies and other cryptocurrency tokens, (m) commodities (e.g., gold and silver coins) and/or options on underlying commodities, (n) currencies, such as U.S. Dollars or euros, or (o) cryptocurrencies, such as Bitcoin or Ether, which are virtual or digital representations of value and cryptocurrency tokens which are purchased through a blockchain platform.

•

Broad-Based ETFs - for purposes of this Code - means exchanged-traded funds that Legal & Compliance found to be sufficiently broad-based in the scope of their investment strategy and holdings so as to not require pre-clearance. As such, only those Broad-Based ETFs on the Legal & Compliance list need not be pre-cleared. If you would like to recommend an addition to the Broad-Based ETF list, send a request to Legal & Compliance for review.

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•

Beneficial Ownership Interest is any sharing in the profits from a transaction in a security, whether directly or indirectly. An AP is presumed to have such an interest in an account owned by an Immediate Family Member sharing the same household as the AP, but this presumption can be rebutted. An AP generally has a beneficial interest in accounts held by his or her minor children.

An AP specifically has such an interest in a trust of which he is a beneficiary, a settlor, or a trustee with power to revoke the trust, or in stock owned by another person but where he has the right to receive distributions from the stock. An AP also has such an interest if he has the right to acquire securities through the exercise or conversion of any security, whether or not the right is currently exercisable.

In addition, an AP has a beneficial interest in an account of (a) a partnership of which he is a limited or general partner or (b) an LLC or corporation where he is a member, managing member or controlling owner. An AP does not have a beneficial interest in the securities owned by a mutual fund he holds.

•	Control is the power to exercise a controlling influence and is presumed where a person owns 25% or more of the voting securities of an entity.

•	Discretionary Account and/or Blind Trust is an account or trust where the investment decisions for your account or trust will be handled solely by an adviser or trustee, respectively.

•

Investment Fund is any investment company registered under the Investment Company Act of 1940 that we serve as an investment adviser, or any other investment company that is controlled by or under common control with us or the adviser or principal underwriter of which controls us.

•

Reportable Securities[7] are any type of security for which an AP has Beneficial Ownership Interest. However, the definition has the following exceptions: (i) a direct obligation of the U.S. Government (i.e., treasury obligations); (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by money

[7]

Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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market funds; (iv) shares issued by a registered, open-end investment company (mutual funds) for which the Firm does not act as investment adviser or sub-adviser; and (v) shares issued by unit investment trusts that are invested exclusively in mutual funds for which the Firm does not act as investment adviser or sub-adviser. It is important to note that holdings in mutual funds that Caspian manages (i.e., affiliated mutual funds) are treated as reportable securities.

c.	Prohibited or Restricted Investment Transactions

Access Persons may not acquire (i) any security in an initial public offering, (ii) PIPEs, (iii) debt securities of public issuers, or (iv) options/derivatives on public equity unless pre-approved.

Access Persons are generally restricted to two (2) buy transactions in any single name equity security per calendar month.

No AP may purchase and sell, or sell and purchase, in his or her personal accounts any Security within any period of ten (10) calendar days. The 10-day holding period will be calculated according to a “last-in, first-out” methodology. The 10-day holding period does not apply to Exempted Securities.

In certain cases, exceptions may be made for prohibited transactions, but only upon prior written approval by Legal & Compliance.

d.	Preclearance

Unless otherwise exempt in this Code, all transactions involving Reportable Securities that APs or their Immediate Family Members would like to make require pre-clearance. A request for pre-clearance may be made by submitting a request through MCO in advance of the contemplated transaction (this includes mutual funds managed by Caspian). An alternative pre-clearance form will be provided if MCO is not available.

Any approval given under this paragraph will remain in effect only for that same trading day in which approval was granted, unless an extension is approved by Legal & Compliance; good-until-cancel trade orders are not permitted. Legal & Compliance is responsible for maintaining a record of all pre-clearance requests. In all cases, Legal & Compliance will determine whether approval should be given by comparing request to Client transactions and monitoring the Firm’s trade recommendations. Additionally, the GC/CCO or his or her designee will have the authority to grant exceptions or waivers if deemed appropriate; these will be granted on a case-by-case basis if the

Access Person’s trading does not disadvantage any Client.

Note that pre-clearance is required for all private offerings. A private offering purchase will generally include an investment in a hedge fund, other private investment partnership, limited liability company or similar vehicle. Legal & Compliance will ask for supplemental information relating to such transactions (e.g., PPM, subscription agreements) prior to any action taken.

Exempted Securities in any account and transactions in a Discretionary Account and/or Blind Trust do not require pre-approval.

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e.	Reporting

Initial and Annual Holdings Report

Each AP must also submit a “holdings report” to Legal & Compliance, which will be submitted, whenever possible, via MCO. You must submit your initial report within 10 days after becoming an AP. The initial report must show all your Reportable Securities holdings as of a date no more than 45 days before you became an AP. The annual update must similarly be current as of a date no more than 45 days before you submit the update. The reporting requirement will be performed through MCO.

If you hold reportable securities that are not shown on the account statements, such as interests in private investment partnerships, you must input those holdings manually in MCO.

Quarterly Transactions Reports

Access Persons must provide Legal & Compliance with a quarterly transactions report including details of each transaction in a Reportable Security in their reportable accounts for the most recent quarter ended through MCO. Access Persons must submit quarterly transactions reports within thirty (30) days of the end of each calendar quarter. Any trades of Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared (as described in this Code of Ethics) and affirmed through the Access Person’s quarterly transaction affirmation through MCO. Any provided quarterly transaction reports must meet the following requirements:

Content Requirements – Quarterly transaction report must include:

•	Date of transaction;

•	Title of Reportable Security;

•	Ticker symbol or CUSIP number of Reportable Security (as applicable);

•	Interest rate or maturity rate (if applicable);

•	Number of shares;

•	Principal amount of Reportable Security;

•	Nature of transaction (i.e., purchase or sale);

•	Price of reportable security at which the transaction was effected;

•	The name of broker, dealer or bank through which the transaction was effected; and

•	The date upon which the Access Person submitted the report.

f.	MCO Usage

If an Access Person opens a personal account with a brokerage firm after submitting his or her initial or annual holdings report (as applicable), such Access Person must link the account to MCO as soon as possible after opening the account to ensure that the holdings and transactions in such account are properly reported in accordance with the reporting requirements above. Access Persons must link their accounts through MCO unless they have otherwise received written approval from the GC & CCO to use an alternative method, such as providing duplicate copies of trade confirmations and/or brokerage account statements within thirty (30) days of the end of the applicable calendar quarter.

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Note that holdings and transactions in mutual funds that are managed by Caspian must be reported in the manner described above.

1. Review of Transaction and Holdings Reports

Legal & Compliance shall review all transaction and holdings reports. No reviewer shall be assigned the review of his or her own reports.

L.	Political Contributions: “Pay to Play”

Pay-to-play is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management

(e.g., public pension plans or other government investment accounts). Rule 206(4)-5 under the IAA is designed to curtail the influence of pay-to-play practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.

To comply with Rule 206(4)-5 under the IAA, Caspian has adopted policies and procedures relating to political Contributions.8 This policy shall apply to all Access Persons and their Immediate Family Members.

Contributions subject to this policy include all Contributions to incumbents, candidates or successful candidates for elective office of a state or local Government Entity9 and to Federal, state and local political parties, 501(c)(4) organizations, and political action committees (“PACs”).

This policy is not intended to diminish employees or their family members’ ability to engage in political activity and political speech of their preference; rather, it is intended to ensure the Firm’s

[8]

“Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value (e.g., sponsoring an event, such as fundraiser, or volunteer activities) made for: (i) the purpose of influencing any election for federal, state, or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

[9]

“Government Entity” means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “IRS Code”), or a state general fund; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by section 529 of the IRS Code, a retirement plan authorized by section 403(b) or 457 of the IRS Code, or any similar program or plan; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

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compliance with the regulatory requirements. The policy intends to facilitate employees and their family members’ political activity to the extent possible while ensuring the Firm’s strict adherence to relevant laws, rules, and regulations.

a.	Contributions to Government Officials

Rule 206(4)-5 under the IAA prohibits Caspian from receiving compensation, either directly or indirectly, for providing advisory services to a government client within two (2) years of any Contribution made by the Firm or any of its APs to an elected official or candidate in a position to influence the investment activities of the government client.

b.	Pre-Clearance of Political Contributions

Each AP and his or her Immediate Family Members must pre-clear any political Contribution to all candidates and political groups (e.g., PACs, political nonprofits, 501(c)(4)s, Victory Funds).

However, APs and Immediate Family Members may be permitted to make Contributions to federal candidates and their PACs or other funds that are not connected to state and local Government Entities with pre-approval from Legal & Compliance. The pre-approval process must be submitted through MCO.

Volunteering for a candidate during one’s personal time is permissible provided that (a) the volunteering activity does not occur during normal business hours, (b) does not distract from the business of the Firm, and (c) no Firm resources are used for the volunteering activity.

c.	New Hires

Each AP must provide to Legal & Compliance, via MCO or via a paper form provided, a list of political Contributions that he or she has made within two (2) years prior to becoming employed by Caspian.

d.	Soliciting Contributions

Caspian and its APs are prohibited from soliciting or coordinating (e.g., “bundling”): (i) contributions to an official of a Government Entity to which Caspian is providing or seeking to provide investment advisory services, or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a Government Entity.

e.	Third-Party Solicitations

Caspian is prohibited from paying any person to solicit a state or local government (as, for example, a “placement agent”) unless such person is: (i) a “regulated person” (i.e., a registered investment adviser or broker-dealer) that is subject to prohibitions against engaging in pay-to-play practices; or (ii) an employee, general partner, managing member, or executive officer of the Firm (although contributions by these persons may trigger the two-year time out).

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This prohibition does not extend to non-affiliated persons providing legal, accounting or other professional services in connection with specific investment advisory business that is not being paid directly or indirectly for communicating with the Government Entity for the purpose of obtaining or retaining investment advisory business for Caspian.

f.	Indirect Contributions

Access Persons should be aware that play-to-play also prohibits Caspian and its APs from doing anything indirectly which, if done directly, would result in a violation of the rule and this policy. Caspian’s personnel should be mindful of these provisions and should be aware that soliciting a person, such as a family member or friend, to make a Contribution would be a violation of the rule and this policy.

Similarly, Contributions made to an entity that will use the funds to support a candidate for office of a Government Entity could be a violation of this policy and the rule. Further, use of Firm resources (such as office space, telephones, etc.) in connection with volunteer activities could be a violation as well. If there are any questions with respect to use of Firm resources, employees should discuss with Legal & Compliance. In addition, a Client may not make a payment that, if made by the Firm, would violate this policy or the rule. Firm personnel should consult the GC/CCO if they have any questions about whether a payment or activity would be prohibited or restricted by this policy or the rule.

g.	New Government Entity Clients or Investors

In advance of admitting a Government Entity as a Client or investor, Legal & Compliance shall review records of Contributions made by APs and the Firm within two years of the date of the

Client’s or Investor’s admission or acceptance to determine whether any Contributions have been made to any official of the Government Entity.

M.	Reporting Violations of the Code

If you become aware of a violation of this Code, or of any other Caspian policy or applicable law, you must report the matter to us, and we encourage you to report possible or potential Code violations. You can report by contacting Legal & Compliance.

If you wish to register any other complaint or concern related to this Code, or any other Caspian policy or applicable law, you are encouraged to do so, in any of the ways noted above.

We will preserve the anonymity of any reporting employee who so requests, as well as the confidentiality of matters associated with a report or investigation, to the extent reasonably possible in light of our need to investigate reported matters, the requirements of applicable laws and other Caspian policies. If you are concerned about confidentiality, you may report anonymously, as noted above. We will not tolerate any retaliation against any reporting employee.

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You must preserve the confidentiality of investigative matters. Only authorized personnel have access to reports or complaints filed pursuant to the methods described above.

We will take necessary steps to stop unlawful or unethical behavior and will take appropriate disciplinary action, including discharge, against those who willfully violate this Code or other Caspian policies, even if such violations do not constitute a violation of law, or for such other reasons as we deem appropriate, including taking action against individuals responsible for failure to reasonably detect a violation or to supervise employees in the fulfillment of their responsibilities in a manner consistent with this Code and other Caspian policies. You must cooperate fully in any investigation of a complaint under this Code or related Caspian policies.

N.	Distributing the Code and Acknowledgement of Receipt

A critical aspect of the Code is its effective communication to all Access Persons. The GC & CCO shall maintain procedures to ensure that every employee is familiar with this Code and related policies. These procedures include:

•	Legal & Compliance will give each new hire a copy of the Code, and within 14 days of their commencement of employment they must complete the Code Acknowledgment.

•	All employees must at least annually sign the Code Acknowledgement.

•	Legal & Compliance will meet with all new hires to review specific risk and compliance policies related to their function.

•	Legal & Compliance shall provide ongoing training to employees regarding the Code.

O.	Business Relationship with Institutional Clients

You must avoid any “Personal Business Relationship” with any person who is (or upon election to a public office they are seeking, will be) reasonably likely to be able to influence the initial or continued retention of us as an investment manager by a retirement plan or other client. Such persons generally include retirement plan trustees, and consultants that advise plans on selecting investment managers. As indicated above, they may also in some cases include elected officials. Caspian shall avoid such relationships as well.

A Personal Business Relationship is any personal business dealing such as a loan or loan guarantee, investment in a business venture, purchase of an asset, or political contribution or gift of more than a de minimis amount. A Personal Business Relationship includes any direct or indirect political contribution or gift exceeding $200 in any 12-month period but excludes reasonable and customary business entertainment. If you plan to make a political contribution or gift to an individual and are uncertain whether they may be able to exert the type of influence described above, get pre-approval from Legal & Compliance.

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a.	Confidential Information

You must treat all confidential information (“CI”) with care. CI includes any nonpublic information about our clients (such as their identities, personal and financial information, and accounts with us), and also about us, our Access Persons, our sub-advisors, our investment strategies and techniques, and the programs, processes, data, plans and strategies you develop as an Access

Person. CI does not need to be marked “confidential” in order to be confidential.

The intentional or inadvertent disclosure of CI can injure our clients and other persons. Limit discussions and disclosure of CI to those Access Persons who have a need to know. The CI you learn or develop at Caspian is our exclusive property. You may not disclose it to any third party without our prior consent, or to advance your or any other person’s interests, either during or after your Caspian tenure.

You must return all CI documents to us upon your departure.

Please refer to the “Anti-Money Laundering” policy in this Compliance Manual for CI derived from public companies.

b.	Use of Caspian Assets

You are personally accountable for the safekeeping, maintenance and proper and efficient utilization of our assets over which you have control and must protect those assets against loss or damage. We provide a wide variety of assets as resources for our employees in conducting our business, such as computers, communications systems and other equipment and materials. You must use reasonable judgment and discretion so that our assets are used only for legitimate business purposes.

Items such as equipment and supplies should be used only for legitimate business purposes or for charitable purposes authorized by Legal & Compliance. In addition, equipment or supplies should not be sold, loaned, given away or otherwise disposed of regardless of condition or value without the prior approval of Legal & Compliance.

c.	Computer Security

You must help protect our software applications, data and infrastructure controls from unauthorized use, disclosure or modification, and generally safeguard the data in our information systems.

d.	Record Retention

You must observe our Record Retention Policy (in our Compliance Manual), which contains our requirements for identifying, safeguarding, retaining and disposing of our records. Various SEC rules and other laws require us to retain certain records for various periods, particularly trading records. In addition, if litigation or a government investigation or audit is pending, relevant records must not be destroyed until the matter is closed.

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Caspian shall maintain all records in accordance with Rule 17j-1 under the ICA and Rules 204A-1 and 204-2 under the IAA.

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Appendix A - Initial and Annual Certification of Compliance with Code

Initial and Annual Certification of Compliance with Code

I hereby certify that I have received a copy of Caspian’s Code of Conduct (the “Code”) and have read the Code and understand its requirements. I further certify that I am subject to the Code and have complied with all of its requirements set forth there in.10 In addition, I certify that I am not aware of any possible violations of the securities laws.

Name:

Date:

[10]	For all new Caspian employees, this certification of compliance shall relate to conduct occurring from the point of hire going forward.

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Appendix B – Questionnaire on Conflicts of Interests

QUESTIONNAIRE ON CONFLICT OF INTERESTS

NAME:

TITLE:

1.

Please list any officership, directorship, trusteeship or material employment that you (or any dependent relative) hold in any corporations, associations, partnerships or companies or in any affiliates of Caspian (the “Company”). If you do not have any, please insert “NONE” below.

2.

(a) Please list any substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) you (or any dependent relative) may have in any business unit which you know is a supplier of or solicits orders for sales or services to the Company or its affiliates. If you do not have any, please insert “NONE” below.

(b) Please list any substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) you (or any dependent relative) may have in any entity which you know is doing business with the Company or its affiliates, other than suppliers referred to above. If you do not have any, please insert “NONE” below.

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3.

Please list the names (not amount of the holdings) of any corporations or other entities in which you or any Family Member has a substantial financial interest (such as 1% or more of the outstanding stock or other equity or ownership interests) and in which, to your knowledge, the Company or its affiliates or clients has an investment. If you do not have any, please insert “NONE” below.

4.

Please list the names of any corporations in the following categories in which you (or any Family Member) may have any interest or financial holding. (The amount of holding or the number of shares of stock need not be listed.) If you do not have any, please insert “NONE” below.

(a) Any investment advisor, investment banking company, broker/dealer or other business unit other than affiliates. (Do not include brokerage or similar accounts or investments in mutual funds.)

(b) Any company, other than affiliates, whose principal business is the issuance and sale of life insurance, annuities or accident and health insurance policies, or the provision of financial or health services or products (including any life insurance or health insurance agency, brokerage or insurance consultant firm). Do not include interests in policies, annuities or health insurance contracts.

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(c)

Any mortgage loan correspondent of any affiliate or any other concern engaged primarily in the business of buying, selling or servicing real estate mortgages. Do not include mortgages upon property owned by you, or personal investments in real estate investment trusts.

5.

Please list or summarize any financial interest you or any Family Member have which, in your opinion, affects or might appear to affect adversely the discharge of your duties and responsibilities to the Company. If you do not have any, please insert “NONE” below.

6.

At the time of hire, you are required to disclose to the GC/CCO any legal or regulatory events for which you are currently a party. In addition, immediately upon the occurrence of any such event (and no later than annually as part of your completion of an “Annual Questionnaire”), employees must confirm that no new facts or circumstance have arisen since your hire that would require an affirmative response (i.e. that the employee is now or has been in the past 10 years a party to any legal or regulatory matter such as litigation, arbitration or a regulatory inquiry or investigation). If your response to this question is no, please insert “NONE” below.

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IMPORTANT NOTE

If a material change occurs in any matters reported in this Questionnaire or new circumstances are discovered evidencing any conflict of interests or other deviations from the Company’s Code of Conduct, the undersigned hereby undertakes promptly to file with the GC/CCO an appropriate amendment or supplement to this Questionnaire until it is superseded by the next completed Annual Questionnaire.

Date: ,

(Signature)

(Name)

If any of the spaces allocated above are insufficient, please attach a complete list following this signature page.

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Appendix C - Request for Approval of Outside Business Activities

Background:

Name of Firm/Description of Proposed Outside Activity:

Will you have a position as an officer or director? ☐ Yes ☐ No

If “Yes” to Question 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):

Duties in connection with such activity:

Estimated amount of time spent on such activity (yearly basis):

Will you or any related party receive any economic benefit for your participation in such activity?

☐ Yes ☐ No

If “Yes”, description of economic benefit:

Representation

The Access Person represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to Caspian, compete with or conflict with any interest of Caspian. The Access Person represents that he or she will bring to Caspian’s attention any potential conflicts of interest that arise due to such activity.

Signature:

Name:

Date:

GC/CCO Approval:

☐ Request Approved ☐ Request Denied

Name

Date

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Appendix D - Outside Activity/Insider Disclosure Statement

Other businesses in which I am engaged (i.e., take an active role):

Entities by which I receive compensation:

Name of Entity	Affiliation or Title	Type of Organization

Organizations in which I am an officer, director, trustee, partner, or employee:

Name of Entity	Affiliation or Title	Type of Organization	Public Company (Yes/No)

Conflict and Insider Disclosure

Please indicate below whether any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director or 5% or greater holder of a: public company, other investment adviser, or broker/dealer?

Name of Family Member	Relationship to Family Member	Name of Entity	Affiliation or Title with Entity	Type of Entity	Public Company (Yes/No)

Report of Financial Relationships

Name of Access Person or Family Member	Caspian Relationship	Description of Financial Activity	Approximate Value

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Representation

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Signature:

Name:

Date:

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Appendix E - Financial Relationship Approval Request

Name of Access Person or Family Member	Caspian Relationship	Description of Financial Activity	Approximate Value

Representation

The Access Person represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities and duties to Caspian Clients, compete with or conflict with any interest of Caspian. The Access Person represents that he or she will bring to Caspian’s attention any potential conflicts of interest that arise due to such activity.

Signature:

Name:

Date:

GC/CCO Approval:

☐ Request Approved ☐ Request Denied

Name

Date

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Appendix F = Pre-Clearance or Notification of Benefits/Gifts And Entertainment

Amount given or received from third parties of $200 or greater or any amount given to certain parties mentioned in this Code requiring clearance for all given amounts.

Instructions: Certain benefits and/or gifts and entertainment to be given or received from a third party must either obtain pre-clearance or be reported to the GC/CCO (pursuant to the guidelines provided herein).

Supervised Persons must obtain pre-clearance from the GC/CCO prior to providing gifts and entertainment:

•	to a government official, US or foreign

•	union personnel, or

•	ERISA fiduciaries,

Alternatively, Access Persons must notify the GC/CCO post receipt of gifts or entertainment:

With a value greater than or equal to $200 per person and in connection with any person or entity doing business with the Firm or with whom the Firm is contemplating doing business.

Complete the information below as applicable:

Access Person Giving or Receiving Gift or Entertainment:

Third Party Involved:

Name of Client(s) Involved:

Date of Gift or Entertainment Given or Received:

Identify Gift/Entertainment and Estimate Value1:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

[1]	This is irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75 but a reasonably estimated market value of $300 would need to be reported).

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Appendix G – Quarterly Report on Gifts and Entertainment

QUARTERLY REPORT ON GIFTS AND ENTERTAINMENT

Statement to Caspian Capital LP by

(PLEASE PRINT YOUR FULL NAME)

In connection with Caspian’s Gifts and Entertainment policies, the following is a list of all payments or items of value I have given to or received from Third Parties (defined for this purpose as any individuals, enterprises or organizations which conduct or seek to conduct business with Caspian, or which compete with Caspian) during this quarter that were not previously reported to the Compliance Department and are not otherwise exempt. Examples of reportable items would include, but are not limited to: all gifts or entertainment (e.g., tickets to the theater or sporting events, golf fees or meals in excess of $200 per person, etc.), favors, services, hospitality, or any similar gratuity. I understand that I do not have to report certain individual gifts that are valued at $200 or less or individual meals that are valued at $200 or less per person. In addition, understand that Caspian employees are subject to the Annual Gift Limit, unless otherwise approved by the GC/CCO, which prohibits the giving or receiving anything of value in excess of $500 per individual per calendar year from any single giver/provider where payment is in relation to the business of Caspian.

DATE	P = Provider of Gift/Entertainment R = Recipient of Gift/Entertainment	THIRD PARTY PROVIDER/ RECIPIENT (E.G., BROKER OR DEALER)	ITEMS PROVIDED OR RECEIVED (E.G., DINNER OR CONCERT)	APPROXIMATE VALUE OF EACH ITEM ($)	RELATIONSHIP WITH PROVIDER OR RECIPIENT, REASONS FOR GIVING OR ACCEPTING

Attach additional sheets if necessary.

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I hereby certify that I have disclosed to Caspian all required gifts, entertainment and other payments that I have given to or received from third parties during this quarter.

Date:	Signature:

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